Exhibit 99.29
Sangui BioTech International, Inc.
10960 Ashton Avenue
Los Angeles, CA 90024

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui innovative wound pad technology meets increasing attention

Hemcon and Sangui discuss opportunities for future joint activities - German Air Force takes a close look at Sangui's CHITOSKIN products

Witten, November 17, 2005 - Top management of Hemcon Inc., Portland, Oregon, including Hemcon President and CEO John W. Morgan, Vice President Research & Development Dr Simon McCarthy and Executive Vice President Sales & Marketing Bill Block met with Sangui President and CEO Professor Wolfgang Barnikol and SanguiBioTech GmbH Managing Director Hubertus Schmelz at the Medica trade show in Dusseldorf to exchange views about the international wound care markets. Both companies are active in the development of chitosan based wound pads and bandages. It was agreed to continue to exchange insights into advanced wound care technologies and further inquire into opportunities for joint activities in this and related fields. HemCon, Inc., founded in 2001, develops, manufactures, and markets innovative dressings and wound care technologies to control bleeding and infection resulting from trauma or surgery.

In the meantime, CHITOSKIN meets increasing attention in Germany also. On November 15, 2005, high ranking German Air Force Medical officials met with representatives of Cognis AG and SanguiBioTech GmbH at Air Force headquarters in Siegburg to discuss state of the art hemostyptic wound care. The talks focussed on Sangui's leading edge wound care products. The Air Force will now inquire further into this matter. Cognis AG is a global vendor of innovative specialty chemicals and nutrition components as well as one of the world's leading suppliers of Chitosan, the raw material for Sangui's CHITOSKIN and future CHITOSTYPT wound pads.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

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